Exhibit 1.01

Conflict Minerals Report of Avery Dennison Corporation

Overview

This Conflict Minerals Report of Avery Dennison Corporation (the “Company,” “we,” or “us”) for calendar year 2014 was prepared in accordance with Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Section 1502”) and Rule 13p-1 under the Securities Exchange Act of 1934, as amended (“Rule 13p-1”), which require that public companies perform certain procedures and disclose certain information about their use and the origin of “conflict minerals” deemed necessary to the functionality or production of a product they manufacture or contract to be manufactured and which were in their supply chain after January 31, 2013 (referred to in this report as “necessary conflict minerals”).  Conflict minerals are defined as columbite-tantalite, cassiterite, gold, wolframite, or their derivatives, which include tantalum, tin and tungsten.

We produce pressure-sensitive materials and a variety of tickets, tags, labels and other converted products.  Some pressure-sensitive materials are sold to label printers and converters that “convert” the materials into labels and other products through embossing, printing, stamping and die-cutting.  Some of these materials are sold in converted form as tapes and reflective sheeting.  We also manufacture and sell a variety of other converted products and items not involving pressure-sensitive components, such as fasteners, tickets, tags, radio-frequency identification inlays and tags, and imprinting equipment and related services, which are marketed to retailers and apparel manufacturers and brand owners.

Forward-looking Statements

This Conflict Minerals Report contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements, which are not statements of historical fact, contain estimates, assumptions, and/or expectations regarding future events, which may or may not occur.  These forward-looking statements are subject to certain risks and uncertainties, which could cause actual events to differ materially from the expectations expressed or implied by such forward-looking statements.  These forward-looking statements are made only as of the date hereof and we assume no duty to update them to reflect new, changed or unanticipated events or circumstances, other than as may be required by law.

Initial Assessment and Reasonable Country of Origin Inquiry

As a result of our initial assessment and in consultation with our external advisors, we concluded in good faith that during 2014 conflict minerals were necessary to the functionality or production of certain products we manufacture or contract to manufacture, the components for which we source from a global supply base.

In accordance with Section 1502 and Rule 13p-1, we performed a “reasonable country of origin inquiry” (RCOI) on necessary conflict minerals to determine whether they were sourced from the Democratic Republic of Congo or adjoining countries (“the Covered Countries”) or come from recycled or scrap sources.  We engaged Resources Global Professionals, an independent global professional services firm, to provide us advice and assistance with strategy development, due diligence methodology and reporting.

Due Diligence and Next Steps

In accordance with Rule 13p-1, for the 2014 reporting year, we performed due diligence procedures from March 1, 2014 through April 24, 2015 to determine the source and chain of custody of necessary conflict minerals in our products.  We designed our due diligence procedures to conform in all material respects with the OECD Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas Second Edition (OECD 2012) (“OECD Guidance”) and related supplements thereto. This process included surveying all direct material suppliers believed to have provided components containing conflict minerals.

We occupy a “downstream” position in the supply chain and followed the principles outlined in the OECD Guidance for companies with no direct relationships to smelters or refiners.  A summary of our due diligence activities — and, where applicable, next steps to mitigate conflict minerals risk and improve our due diligence procedures — consistent with the OECD Guidance is described below.

Step 1:  Establish strong company management systems

•                  We maintain a policy that reflects our goal of refraining from purchasing components containing conflict minerals from the Covered Countries, unless those materials are certified by an independent third party to originate from conflict-free sources.

•                  We leverage our existing governance model to oversee the implementation and ongoing management of our conflict minerals compliance program, which includes a steering committee performing oversight and ensuring regulatory compliance and a core team responsible for product assessment and the RCOI process.  The steering committee engages with senior leadership from our business units and functions to develop, document and maintain a governance structure that can enable sustainable compliance and satisfy regulatory requirements.

•                  We maintain processes to evaluate parts and suppliers in the supply chain for potential conflict minerals risk.  Our global supplier standards and restricted substances lists have been updated to require suppliers to provide information on their use and sourcing of conflict minerals.  We may engage with industry associations to help enhance transparency and traceability in the supply chain.  We use a standardized documentation format to capture key program decisions, processes, and procedures and we maintain conflict minerals records for ten years under our document retention policy.

•                  We advised suppliers of our conflict minerals policy and provided at-risk suppliers with additional information to facilitate their understanding and ensure our compliance with Section 1502 and Rule 13p-1.

•                  We maintain a telephone and web-based hotline available at all hours for employees or third parties to report compliance concerns to our company.  This hotline is operated by an independent third party and accepts reports in several languages to accommodate our global workforce and customer/supplier base.  Parties may use this existing system to provide information or voice their concerns regarding our sourcing and use of conflict minerals.

Step 2:  Identify and assess risks in the supply chain

•                  We analyzed components of products for necessary conflict minerals and assessed the risks they contain conflict minerals from the Covered Countries.

•                  We required identified suppliers to complete a survey based on the Conflict-Free Sourcing Initiative’s (“CFSI”) Conflict Minerals Reporting Template.

•                  We reviewed the responses received for completeness and followed up with suppliers that did not return a completed survey.  We reviewed survey responses and validated them for completeness and sufficiency.  Based on this review, each survey was assigned a conflict minerals status code.  Specific supplier corrective actions will depend on factors such as supplier size, risk level and supplier capabilities.

•                  We reviewed aggregate supplier survey responses and reported key metrics during our regular conflict minerals core team meetings.

•                  We are conducting a review of summary smelter information received to determine if the smelter has been certified as conflict free or presents a “red flag” as defined by the OECD Guidance.  To make the determination of each smelter’s conflict status, we plan to rely upon information provided by the CFSI.  CFSI conducts a Conflict Free Smelter Program, under which it certifies smelters and refiners worldwide as being conflict free after confirming specific information, including country of origin, for conflict minerals that the smelter/refiner may purchase for its operations.  CFSI makes available to the public the list of smelters/refiners that it has certified as conflict free.

Step 3:  Design and implement a strategy to respond to identified risks

•                  We are in the process of completing a gap analysis and intend to provide a summary of the identified risks and gaps — as well as recommended action plans to mitigate risks and close gaps — to the steering committee.

•                  With oversight from our Board of Directors, management is responsible for the day-to-day management of risks confronting our businesses, including enterprise risk management.  In addition, we have robust global processes that together support a strong internal control environment to promote the early identification and continued management of risks by our company’s leadership.  In this context, we routinely refine our risk mitigation strategy with the goal of systematically reducing the extent of exposure to significant identified risks and minimizing the likelihood of their occurrence.  We continue to develop our risk management plan for risks associated with conflict minerals consistent with these existing processes.

•                  We plan to implement our conflict minerals risk management plan as we continue our due diligence procedures and obtain additional information regarding our conflict minerals risk exposure.

•                  Additional fact finding, risk assessments, and changes in circumstances will be assessed during our annual review of our conflict minerals compliance program.

Step 4:  Carry out independent third-party audit of smelter/refiner’s due diligence practices

•                  In accordance with the OECD Guidance, we plan to build relationships with industry organizations regarding third party audits of smelter/refiner due diligence practices.

Step 5:  Report annually on supply chain due diligence

•                  We have implemented a process annually to summarize, review, and approve conflict minerals compliance results, complete the Form Specialized Disclosure (Form SD) and Conflict Minerals Report required by Rule 13p-1, and timely file them with the Securities and Exchange Commission.

Initial Assessment and RCOI Results for 2014

Based on the process described above, we had the following results from our initial assessment and RCOI process for the 2014 calendar year:

•                  Based on our initial assessment, approximately 550 components used in our Retail Branding and Information Solutions and Vancive Medical Technologies operating segments contain conflict minerals.  These components are used in products that represented less than 1% of our consolidated revenues for fiscal year 2014.  No components used in our Pressure-sensitive Materials segment were found to contain conflict minerals.

•                  Suppliers providing components containing necessary conflict minerals to our impacted business units were included in the RCOI process.  Completed responses were received from almost 60% of the 92 surveyed suppliers.

•                  Based on the supplier representations contained in the survey responses received through April 24, 2015, no components provided to us have been definitively determined to contain conflict minerals originating from the Covered Countries; however, we have not yet been able to determine in all cases the source of the minerals or the facilities used to process them.

The due diligence procedures described above, including our RCOI process, resulted in the following assertions for calendar year 2014:

•                  We have been unable to determine and describe the facilities used to process our necessary conflict minerals.

•                  Suppliers responding to our inquiries indicated in their responses that the information provided was at a company or divisional level and did not include a list of smelters.  Therefore, we have been unable to determine whether our necessary conflict minerals were sourced from the Covered Countries or come from recycled or scrap sources.

•                  Consistent with the OECD Guidance for downstream companies such as us, our efforts to determine the mine or location of origin of our necessary conflict minerals encompassed the due diligence procedures described above and have not been conclusive.